Exhibit 99.1

News from

Arch Coal, Inc.

FOR FURTHER INFORMATION:

Jennifer Beatty

Vice President, Investor Relations

314/994-2781

FOR IMMEDIATE RELEASE

Arch Coal, Inc. Reports Second Quarter 2012 Results

Enhanced liquidity and extended debt maturities

Achieved record export shipments of 7 million tons in first half of 2012

Grew first half 2012 revenues 13% to $2.1 billion versus a year ago

Realigned Appalachian segment to focus on higher-margin metallurgical assets

Earnings Highlights

	Quarter Ended		Six Months Ended
In $ millions, except per share data	6/30/12	6/30/11	6/30/12	6/30/11
Revenues	$1,063.5	$985.5	$2,103.2	$1,858.5
Income (Loss) from Operations	(589.0)	95.4	(534.9)	197.6
Net Income (Loss) (1)	(435.5)	6.3	(434.3)	61.9
Diluted EPS/LPS	(2.05)	0.04	(2.05)	0.37
Adjusted Net Income (Loss) (1),(2)	(22.1)	76.6	(29.7)	135.9
Adjusted Diluted EPS/LPS (2)	(0.10)	0.44	(0.14)	0.80
Adjusted EBITDA (2)	$180.9	$247.8	$360.7	$439.3

(1) Net income attributable to ACI.

(2) Defined and reconciled under “Reconciliation of non-GAAP measures.”

ST. LOUIS (July 27, 2012) — Arch Coal, Inc. (NYSE: ACI) today reported a net loss of $436 million, or $2.05 per diluted share, in the second quarter of 2012.  Excluding acquired sales contract amortization, exit costs arising from announced mine closures, goodwill impairment charges, one-time financing fees for debt restructuring initiatives and the related tax impacts of these items, Arch’s second quarter 2012 adjusted net loss was $22 million, or $0.10 per diluted share, compared with net income of $76.6 million, or $0.44 per diluted share, a year ago.

Adjusted earnings before interest, taxes, depreciation, depletion and amortization (“EBITDA”) totaled $181 million in the second quarter versus $248 million a year ago, when coal market conditions were considerably stronger.  Second quarter 2012 revenues increased 8 percent to $1.1 billion despite a 14 percent decline in sales volume compared with the second quarter of 2011.  In addition, Arch’s trading and asset optimization platform contributed incremental earnings in the quarter ended June 30, 2012 compared with the prior-year period.

In the second quarter of 2012, Arch recorded mine closure and asset impairment costs of $526 million, reflecting the idling of five operations in Appalachia.  In addition, Arch recorded an impairment charge of $116 million to reduce the company’s goodwill balance due to weak coal market conditions and the company’s decreased equity market valuation.  These charges have minimal impact on Arch’s liquidity and cash flow from operations, and have no impact on its ongoing business operations.  Furthermore, the asset and goodwill impairment charges are excluded from calculations to determine the company’s financial covenant compliance.

“Arch is successfully managing through unprecedented soft coal market conditions domestically and abroad,” said John W. Eaves, Arch’s president and chief executive officer.  “We are executing on our strategy to navigate near-term challenges and emerge as a stronger, more competitive company when markets rebound.  During the second quarter, we proactively enhanced our liquidity, extended near-term debt maturities and loosened restrictive covenants.  We also closed higher-cost thermal mining complexes and curtailed production at other mines in Appalachia.  Our goal in realigning our asset portfolio was to favor higher-margin metallurgical assets in the region, while maintaining low-cost thermal operations that can profitably serve both domestic and export coal markets.”

In the first half of 2012, Arch generated adjusted EBITDA of $361 million compared with $439 million in the prior-year period.  Revenues increased 13 percent to $2.1 billion for the six months ended June 30, 2012.  Year-to-date export volumes more than doubled to a record 7 million tons despite an 8 percent year-over-year decline in first half 2012 sales volumes.

“Given continued uncertainties in the global macroeconomic environment, we are reducing our 2012 metallurgical coal sales expectations to approximately 7.5 million tons,” said Eaves.  “We are managing the variables under our control, responding to competitive dynamics in the market and positioning the company for the inevitable rebound.”

“We expect to see better balance in the second half of the year in the domestic thermal market given the ongoing rationalization of coal supply, increasing U.S. power demand, reduced coal-to-gas switching concerns and growing U.S. coal exports,” added Eaves.

Executing Plan to Drive Shareholder Value

“During the past three months, Arch made significant strides in executing on three key initiatives: improving our operational efficiency, optimizing our asset portfolio and enhancing our financial flexibility,” said Paul A. Lang, Arch’s executive vice president and chief operating officer.  “We are pleased with our progress this past quarter and remain committed to delivering on our plan.”

Arch took decisive steps to control costs and improve operational efficiencies during the second quarter of 2012 despite running at planned lower volume levels.  Cost reductions per ton were achieved in several regions by reducing higher-cost thermal output, decreasing headcount, controlling consumable costs and rightsizing operations.  Given current market trends, Arch anticipates shipping at slightly higher volume levels in the second half of 2012, which will further increase productivity.  As a result, the company has maintained its thermal coal volume guidance range of 128 million to 134 million tons for 2012, and has reduced its annual cash cost guidance range for two of the company’s largest operating regions — the Powder River Basin and Appalachia.

Arch has narrowed its capital spending guidance range to $410 million to $430 million for 2012.  The company also is evaluating future capital expenditure plans to reduce spending where appropriate and is redeploying some idled equipment into other active operations.  Through these initiatives, Arch estimates future reductions in annual capital expenditures of $30 million to $40 million.  Importantly, Arch continues to move forward with the development of the high-quality, low-cost Leer metallurgical mine in Appalachia, with the longwall scheduled to start up in mid-2013.

To optimize the company’s asset portfolio, Arch closed four higher-cost thermal coal mining operations and idled an additional thermal mine in Appalachia during the second quarter of 2012 due to the unprecedented downturn in U.S. coal demand.  The operations affected are the East Kentucky complex, the Eastern operation, the Knott County complex, Hazard’s Flint Ridge operation and the Patriot surface complex, which was put recently into reclamation.

Arch enhanced its financial flexibility by issuing a $1.4 billion term loan due 2018.  The company utilized the term loan proceeds to redeem $450 million in subsidiary notes due 2013, to repay all borrowings under its prior credit facility and to increase cash on hand.  Concurrently, Arch amended its revolving credit facility due 2016 to provide relief from certain financial covenants for the next two years in exchange for reducing the facility to $600 million from $2 billion.  Upon completion of these financing initiatives, Arch had a total liquidity position of approximately $860 million at June 30, 2012, $513 million of which was cash on hand.

“During the second quarter, we successfully enhanced our liquidity and extended our debt maturity profile, and are well-positioned to manage through the current downturn,” said John T. Drexler, Arch’s senior vice president and chief financial officer.  “Arch eliminated debt maturities until 2016, suspended restrictive leverage covenants until late 2014, and put more than $500 million of cash on the balance sheet.  This financing package provides us with the flexibility to respond to the weak market cycle, while enabling us to continue executing on our long-term growth plans.”

Core Values

During the second quarter of 2012, seven of Arch’s operations and facilities attained A Perfect Zero — a dual goal of operating without a single environmental violation or reportable safety incident.  In addition, Arch was awarded five environmental and safety honors, including two regional Rocky Mountain Coal Mining Institute 2012 Safety Awards.

The company’s operations also recently reached several new safety milestones.  In the Powder River Basin, the Coal Creek mine completed 2 million employee hours without a lost-time incident in May, and completed two years without a reportable safety incident in June.  In July, the Black Thunder mine also reached 2 million employee hours without a lost-time incident.  In the Western Bituminous Region, the West Elk mine achieved 1 million employee hours without a lost-time incident, and in May the Dugout Canyon mine reached two years without a reportable incident.  In Appalachia, Lone Mountain’s Darby Fork mine completed one year without a reportable safety incident in May.

“We are proud of our employees and our outstanding track record of operating in a safe and responsible manner,” said Lang.  “Regardless of coal market conditions, we remain on track to achieve our goal of operating the world’s safest and most environmentally responsible coal mines.”

Operational Results

“Despite lower shipment levels in the second quarter of 2012, we aggressively managed our costs, which helped to increase our overall operating margin to $1.87 per ton versus $1.66 per ton in the first quarter,” said Eaves.  “Looking ahead, we continue to pursue efforts to reduce operating costs and capital spending across the organization.”

	Arch Coal, Inc.
	2Q12	1Q12	2Q11
Tons sold (in millions)	31.5	35.5	36.7
Average sales price per ton	$28.44	$25.73	$24.67
Cash cost per ton	$22.42	$20.18	$17.17
Cash margin per ton	$6.02	$5.55	$7.50
Total operating cost per ton	$26.57	$24.07	$19.81
Operating margin per ton	$1.87	$1.66	$4.86

Consolidated results may not tie to regional breakout due to exclusion of other assets, rounding.

Operating cost per ton includes depreciation, depletion and amortization per ton.

Amounts reflected in this table have been adjusted for certain transactions.

For a description of adjustments, refer to the regional schedule at http://investor.archcoal.com

Second quarter 2012 consolidated per-ton operating margin expanded 13 percent versus the first quarter.  Sales volumes declined 4 million tons in the second quarter versus the prior-quarter period, attributable to lower shipments in the company’s Powder River Basin segment.  Consolidated sales price increased $2.71 per ton versus the prior-quarter period due to a larger percentage of higher-priced tons in Arch’s overall volume mix.  Compared with the first quarter, consolidated cash cost increased $2.24 per ton in the second quarter, benefiting from lower per-ton costs in several regions, offset by the effect of reduced shipment levels and a larger percentage of higher-cost tons in the company’s overall volume mix.

	Powder River Basin
	2Q12	1Q12	2Q11
Tons sold (in millions)	21.8	27.2	28.0
Average sales price per ton	$13.65	$13.87	$13.70
Cash cost per ton	$11.01	$11.24	$10.79
Cash margin per ton	$2.64	$2.63	$2.91
Total operating cost per ton	$12.71	$12.75	$12.26
Operating margin per ton	$0.94	$1.12	$1.44

Operating cost per ton includes depreciation, depletion and amortization per ton.

Amounts reflected in this table have been adjusted for certain transactions.

In the Powder River Basin, second quarter 2012 operating margin per ton declined versus the first quarter, driven by lower average realized prices and the effect of lower shipment levels.  Sales volumes decreased 20 percent in the second quarter versus the prior-quarter period as Arch reduced production and idled equipment in response to weak market conditions.  Despite the impact of lower shipment levels, cash costs decreased $0.23 per ton over the same time period due to strong cost control, particularly at the company’s Black Thunder mine.

	Appalachia
	2Q12	1Q12	2Q11
Tons sold (in millions)	5.2	4.5	3.8
Average sales price per ton	$85.45	$87.33	$91.41
Cash cost per ton	$67.78	$70.95	$58.16
Cash margin per ton	$17.67	$16.38	$33.25
Total operating cost per ton	$81.85	$87.74	$66.83
Operating margin per ton	$3.60	$(0.41)	$24.58

Operating cost per ton includes depreciation, depletion and amortization per ton.

Amounts reflected in this table have been adjusted for certain transactions.

In Appalachia, Arch recorded an operating margin of $3.60 per ton in the second quarter of 2012 compared with an operating loss of $0.41 per ton in the first quarter.  Sales volumes rose 16 percent in the second quarter versus the prior-quarter period, benefiting from the return of Mountain Laurel’s longwall volume, which was offset by curtailed production at other mines.  Average sales price per ton declined over the same time period, reflecting lower prices on metallurgical and steam coal shipments.  Second quarter cash cost decreased $3.17 per ton versus the prior-quarter period, driven by strong cost control and a larger percentage of production from the company’s lower-cost mines in the region.  Regional figures include the operating results of recently closed operations but exclude severance and mine closure costs.

	Western Bituminous Region
	2Q12	1Q12	2Q11
Tons sold (in millions)	4.0	3.3	4.7
Average sales price per ton*	$33.35	$36.77	$35.59
Cash cost per ton*	$24.25	$21.28	$21.75
Cash margin per ton	$9.10	$15.49	$13.84
Total operating cost per ton*	$28.88	$26.98	$26.43
Operating margin per ton	$4.47	$9.79	$9.16

*Sales prices and costs in the region are presented f.o.b. point for domestic customers.

Operating cost per ton includes depreciation, depletion and amortization per ton.

Amounts reflected in this table have been adjusted for certain transactions.

In the Western Bituminous Region, second quarter 2012 operating margin was $4.47 per ton compared with $9.79 per ton in the first quarter, primarily due to the effect of two longwall moves in the region versus none in the first quarter.  Sales volume rose in the second quarter versus the prior-quarter period, benefiting from increased export sales at lower average realized prices.  Cash cost per ton increased $2.97 per ton over the same time period, in line with expectations given the planned longwall moves.

Looking ahead, Arch expects an extended longwall outage at the Skyline mine during the third quarter of 2012 as the operation transitions to a new district in its current seam.  Given current weak demand trends in the Western Bituminous Region, the company anticipates delaying the restart of the mine’s longwall until October.

Market Trends

“Global coal prices are currently soft as supply growth has outpaced demand through the first half of 2012,” said Eaves.  Global steel production declined month-over-month in June, particularly in Europe, and steel capacity utilization rates in the United States fell below 75 percent in July from 80 percent in April.

However, China and India remain on pace through June 2012 to surpass record coal import levels set in 2011.  Arch also projects that U.S. coal exports could reach 120 million tons in 2012, with the bulk of the growth attributed to thermal coal exports.  “As global economic growth accelerates, we expect coal markets to rebalance and tighten significantly,” added Eaves.

U.S. coal consumption for power generation declined 75 million tons through the first half of 2012, and could decline by more than 100 million tons for the full year.  However, U.S. coal generator stockpiles most likely peaked in May and could decline meaningfully by the end of the year.

Contributing to the rebalancing of the U.S. coal market are recent favorable weather trends, increased U.S. coal exports, higher natural gas prices and significant domestic coal supply reductions.  Mine Safety and Health Administration data released to date suggests that second quarter 2012 U.S. coal production totaled approximately 241 million tons, a decline of 26 million tons versus the first quarter.

“In May, U.S. coal stockpiles reached record levels, with coal burn down significantly in the first half of the year,” said Eaves.  “Summer has arrived, however, bringing heat, power load and increased coal burn.  With improving coal demand and ongoing supply rationalization, we could end the year with domestic stockpiles below 175 million tons, the level at which we entered 2012.”

Company Outlook

	2012		2013
	Tons	$ per ton	Tons	$ per ton
Sales Volume (in millions tons)
Thermal	128 - 134
Met	7.5
Total	135.5 - 141.5

Powder River Basin
Committed, Priced	101.3	$13.92	60.6	$14.47
Committed, Unpriced	2.0		12.6
Average Cash Cost		$11.25 - $11.75

Western Bituminous
Committed, Priced	14.3	$35.50	10.4	$39.55
Committed, Unpriced	0.5		—
Average Cash Cost		$24.00 - $27.00

Appalachia
Committed, Priced Thermal	10.3	$67.44	4.3	$63.83
Committed, Unpriced Thermal	0.3		0.3
Committed, Priced Metallurgical	6.6	$121.90	0.2	$112.95
Committed, Unpriced Metallurgical	0.4		0.2
Average Cash Cost		$68.00 - $72.00

Illinois Basin
Committed, Priced	2.3	$41.62	1.8	$44.15
Average Cash Cost		$33.00 - $36.00

Corporate (in $ millions)
D,D&A		$500 - $525
S,G&A		$125 - $135
Interest Expense		$305 - $315
Capital Expenditures		$410 - $430

“With ample liquidity in place to manage through the current cycle, we are executing our plan to improve operational efficiency, optimize our mine portfolio and enhance financial flexibility,” said Eaves.  “The actions we are taking will allow us to earn more from our asset base in the future.  Arch remains focused, well-capitalized and well-positioned to weather near-term headwinds and achieve long-term growth and success.”

A conference call regarding Arch Coal’s second quarter 2012 financial results will be webcast live today at 11 a.m. E.D.T.  The conference call can be accessed via the “investor” section of the Arch Coal website (http://investor.archcoal.com).

U.S.-based Arch Coal is a top five global coal producer and marketer.  Arch is the most diversified American coal company, with mining complexes across every major U.S. coal supply basin.  Its core business is supplying cleaner-burning, low-sulfur thermal and metallurgical coal to power generators and steel manufacturers on five continents.

Forward-Looking Statements:  This press release contains “forward-looking statements” — that is, statements related to future, not past, events.  In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.”  Forward-looking statements by their nature address matters that are, to different degrees, uncertain.  For us, particular uncertainties arise from changes in the demand for our coal by the domestic electric generation industry; from legislation and regulations relating to the Clean Air Act and other environmental initiatives; from operational, geological, permit, labor and weather-related factors; from fluctuations in the amount of cash we generate from operations; from future integration of acquired businesses; and from numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive or regulatory nature.  These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements.  We do not undertake to update our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.  For a description of some of the risks and uncertainties that may affect our future results, you should see the risk factors described from time to time in the reports we file with the Securities and Exchange Commission.

# # #

Arch Coal, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(Unaudited)

Revenues	$1,063,538	$985,528	$2,103,189	$1,858,466

Costs, expenses and other
Cost of sales	881,259	715,590	1,732,130	1,369,274
Depreciation, depletion and amortization	132,868	97,236	272,834	180,773
Amortization of acquired sales contracts, net	(4,451)	1,262	(18,468)	7,206
Mine closure and asset impairment costs	525,762	—	525,762	—
Goodwill impairment	115,791	—	115,791	—
Selling, general and administrative expenses	35,178	29,040	66,039	59,474
Change in fair value of coal derivatives and coal trading activities, net	(32,054)	2,672	(35,667)	888
Acquisition and transition costs related to ICG	—	48,666	—	48,666
Other operating income, net	(1,831)	(4,292)	(20,329)	(5,407)
	1,652,522	890,174	2,638,092	1,660,874

Income (loss) from operations	(588,984)	95,354	(534,903)	197,592

Interest expense, net:
Interest expense	(78,728)	(42,249)	(153,500)	(76,829)
Interest income	1,088	755	2,109	1,501
	(77,640)	(41,494)	(151,391)	(75,328)
Other nonoperating expenses
Bridge financing costs related to ICG	—	(49,490)	—	(49,490)
Net loss resulting from early retirement and refinancing of debt	(19,042)	(250)	(19,042)	(250)
	(19,042)	(49,740)	(19,042)	(49,740)

Income (loss) before income taxes	(685,666)	4,120	(705,336)	72,524
Provision for (benefit from) income taxes	(250,242)	(2,510)	(271,321)	10,020
Net income (loss)	(435,424)	6,630	(434,015)	62,504
Less: Net income attributable to noncontrolling interest	(65)	(318)	(268)	(591)
Net income (loss) attributable to Arch Coal, Inc.	$(435,489)	$6,312	$(434,283)	$61,913

Earnings (loss) per common share
Basic earnings (loss) per common share	$(2.05)	$0.04	$(2.05)	$0.37
Diluted earnings (loss) per common share	$(2.05)	$0.04	$(2.05)	$0.37

Weighted average shares outstanding
Basic	212,048	174,244	211,868	168,442
Diluted	212,048	175,272	211,868	169,554

Dividends declared per common share	$0.03	$0.11	$0.14	$0.21

Adjusted EBITDA (A)	$180,921	$247,837	$360,748	$439,283

(A) Adjusted EBITDA is defined and reconciled under “Reconciliation of Non-GAAP Measures” later in this release.

Arch Coal, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

	June 30,	December 31,
	2012	2011
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$512,527	$138,149
Restricted cash	5,740	10,322
Trade accounts receivable	327,402	380,595
Other receivables	70,103	88,584
Inventories	455,091	377,490
Prepaid royalties	11,214	21,944
Deferred income taxes	65,531	42,051
Coal derivative assets	53,351	13,335
Other	67,568	110,304
Total current assets	1,568,527	1,182,774

Property, plant and equipment, net	7,397,131	7,949,150

Other assets
Prepaid royalties	89,441	86,626
Goodwill	480,312	596,103
Equity investments	235,299	225,605
Other	183,228	173,701
Total other assets	988,280	1,082,035
Total assets	$9,953,938	$10,213,959

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$316,669	$383,782
Coal derivative liabilities	7,090	7,828
Accrued expenses and other current liabilities	360,793	348,207
Current maturities of debt and short-term borrowings	111,260	280,851
Total current liabilities	795,812	1,020,668
Long-term debt	4,464,351	3,762,297
Asset retirement obligations	424,289	446,784
Accrued pension benefits	49,040	48,244
Accrued postretirement benefits other than pension	42,028	42,309
Accrued workers’ compensation	82,372	71,948
Deferred income taxes	730,495	976,753
Other noncurrent liabilities	223,131	255,382
Total liabilities	6,811,518	6,624,385

Redeemable noncontrolling interest	17,500	11,534

Stockholders’ Equity
Common stock	2,138	2,136
Paid-in capital	3,022,014	3,015,349
Treasury stock, at cost	(53,848)	(53,848)
Retained earnings	158,374	622,353
Accumulated other comprehensive loss	(3,758)	(7,950)
Total stockholders’ equity	3,124,920	3,578,040
Total liabilities and stockholders’ equity	$9,953,938	$10,213,959

Arch Coal, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(In thousands)

	Six Months Ended June 30,
	2012	2011
	(Unaudited)
Operating activities
Net income (loss)	$(434,015)	$62,504
Adjustments to reconcile to cash provided by operating activities:
Depreciation, depletion and amortization	272,834	180,773
Amortization of acquired sales contracts, net	(18,468)	7,206
Bridge financing costs related to ICG	—	49,490
Net loss resulting from early retirement of debt and refinancing activities	19,042	250
Noncash mine closure and asset impairment costs	501,942	7,316
Goodwill impairment	115,791	—
Prepaid royalties expensed	16,551	19,491
Employee stock-based compensation expense	7,014	7,071
Amortization relating to financing activities	8,948	5,093
Changes in:
Receivables	52,291	(25,329)
Inventories	(80,199)	(31,476)
Coal derivative assets and liabilities	(37,985)	4,902
Accounts payable, accrued expenses and other current liabilities	(64,965)	8,912
Income taxes, net	22,869	(15,186)
Deferred income taxes	(272,094)	18,177
Other	(14,248)	15,006

Cash provided by operating activities	95,308	314,200

Investing activities
Acquisition of ICG, net of cash acquired	—	(2,910,380)
Change in restricted cash	4,582	(74,814)
Capital expenditures	(202,073)	(107,725)
Proceeds from dispositions of property, plant and equipment	22,551	1,411
Purchases of investments and advances to affiliates	(9,292)	(38,059)
Additions to prepaid royalties	(8,634)	(25,212)

Cash used in investing activities	(192,866)	(3,154,779)

Financing activities
Proceeds from the issuance of senior notes	—	2,000,000
Proceeds from term note	1,386,000	—
Proceeds from the issuance of common stock, net	—	1,249,407
Payments to retire debt	(452,654)	(307,984)
Change in restricted cash	—	(260,663)
Net increase (decrease) in borrowings under lines of credit and commercial paper program	(391,300)	303,096
Net payments on other debt	(11,164)	(8,845)
Debt financing costs	(34,381)	(112,334)
Dividends paid	(29,696)	(34,192)
Issuance of common stock under incentive plans	5,131	846

Cash provided by financing activities	471,936	2,829,331

Increase (decrease) in cash and cash equivalents	374,378	(11,248)
Cash and cash equivalents, beginning of period	138,149	93,593

Cash and cash equivalents, end of period	$512,527	$82,345

Arch Coal, Inc. and Subsidiaries

Schedule of Consolidated Debt

(In thousands)

	June 30,	December 31,
	2012	2011
	(Unaudited)

Indebtedness to banks under credit facilities	$90,000	$481,300
Term loan	1,386,292	—
6.75% senior notes ($450.0 million face value) due 2013	—	450,971
8.75% senior notes ($600.0 million face value) due 2016	589,963	588,974
7.00% senior notes due in 2019 at par	1,000,000	1,000,000
7.25% senior notes due 2020 at par	500,000	500,000
7.25% senior notes due 2021 at par	1,000,000	1,000,000
Other	9,356	21,903
	4,575,611	4,043,148
Less: current maturities of debt and short-term borrowings	111,260	280,851
Long-term debt	$4,464,351	$3,762,297

Arch Coal, Inc. and Subsidiaries

Reconciliation of Non-GAAP Measures

(In thousands)

Included in the accompanying release, we have disclosed certain non-GAAP measures as defined by Regulation G. The following reconciles these items to net income and cash flows as reported under GAAP.

Adjusted EBITDA

Adjusted EBITDA is defined as net income attributable to the Company before the effect of net interest expense, income taxes, depreciation, depletion and amortization, and the amortization of acquired sales contracts.  Adjusted EBITDA may also be adjusted for items that may not reflect the trend of future results.

Adjusted EBITDA is not a measure of financial performance in accordance with generally accepted accounting principles, and items excluded from Adjusted EBITDA are significant in understanding and assessing our financial condition. Therefore, Adjusted EBITDA should not be considered in isolation, nor as an alternative to net income, income from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under generally accepted accounting principles. We believe that Adjusted EBITDA presents a useful measure of our ability to incur and service debt based on ongoing operations. Furthermore, analogous measures are used by industry analysts to evaluate our operating performance. In addition, acquisition and closure related expenses are excluded to make results more comparable between periods.  Investors should be aware that our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies. The table below shows how we calculate Adjusted EBITDA.

	Three Months Ended June 30		Six Months Ended June 30
	2012	2011	2012	2011
	(Unaudited)

Net income (loss)	$(435,424)	$6,630	$(434,015)	$62,504
Income tax expense (benefit)	(250,242)	(2,510)	(271,321)	10,020
Interest expense, net	77,640	41,494	151,391	75,328
Depreciation, depletion and amortization	132,868	97,236	272,834	180,773
Amortization of acquired sales contracts, net	(4,451)	1,262	(18,468)	7,206
Acquisition and transition costs	—	54,303	—	54,303
Mine closure and asset impairment costs	525,762	—	525,762	—
Goodwill impairment	115,791	—	115,791	—
Other nonoperating expenses	19,042	49,740	19,042	49,740
Net income attributable to noncontrolling interest	(65)	(318)	(268)	(591)

Adjusted EBITDA	$180,921	$247,837	$360,748	$439,283

Adjusted net income and adjusted diluted earnings per common share

Adjusted net income and adjusted diluted earnings per common share are adjusted for the after-tax impact of acquisition and closure related costs and are not measures of financial performance in accordance with generally accepted accounting principles.  We believe that adjusted net income and adjusted diluted earnings per common share better reflect the trend of our future results by excluding items relating to significant transactions. The adjustments made to arrive at these measures are significant in understanding and assessing our financial condition.  Therefore, adjusted net income and adjusted diluted earnings per share should not be considered in isolation, nor as an alternative to net income or diluted earnings per common share under generally accepted accounting principles.

	Three Months Ended June 30		Six Months Ended June 30
	2012	2011	2012	2011
	(Unaudited)

Net income (loss) attributable to Arch Coal	$(435,489)	$6,312	$(434,283)	$61,913

Amortization of acquired sales contracts, net	(4,451)	1,262	(18,468)	7,206
Acquisition and transition costs	—	54,303	—	54,303
Mine closure and asset impairment costs	525,762	—	525,762	—
Goodwill impairment	115,791	—	115,791	—
Other nonoperating expenses	19,042	49,740	19,042	49,740
Tax impact of adjustments	(242,773)	(35,030)	(237,587)	(37,230)

Adjusted net income (loss) attributable to Arch Coal	$(22,118)	$76,587	$(29,743)	$135,932
Diluted weighted average shares outstanding	212,048	175,272	211,868	169,554

Diluted earnings (loss) per share	$(2.05)	$0.04	$(2.05)	$0.37

Amortization of acquired sales contracts, net	(0.02)	0.01	(0.09)	0.04
Acquisition and transition costs	—	0.31	—	0.32
Mine closure and asset impairment costs	2.48	—	2.48	—
Goodwill impairment	0.55	—	0.55	—
Other nonoperating expenses	0.09	0.28	0.09	0.29
Tax impact of adjustments	(1.15)	(0.20)	(1.12)	(0.22)

Adjusted diluted earnings (loss) per share	$(0.10)	$0.44	$(0.14)	$0.80